Exhibit 10.1

MEMORANDUM OF UNDERSTANDING (MOU)

Memorandum of Understanding

Between

Windlas Biotech Private Limited

Dehradun, Uttarakhand, India

And

Mateon Therapeutics, Inc.

Agoura Hills, California, USA

RECITALS

This Memorandum of Understanding (MOU) sets forth our mutual understanding regarding an intended co-development agreement between Mateon Therapeutics, Inc. (“Mateon”), having a place of business at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301, USA and Windlas Biotech Private Limited (“Windlas”) with place of business at 705-706 Vatika Professional Point, Golf Course Extension Road, Gurgaon, HR 122001, India. (collectively “The Parties”).

○	Windlas Biotech Private Limited is a 20-year-old company with a strong track record of research, development, manufacturing and distribution of pharmaceutical products in India, USA and several other emerging markets. It has four large scale manufacturing facilities employing more than 1500 employees and is the 5th largest Contract Development and Manufacturing Organization (CDMO) serving top innovator as well as generic pharma companies across the world. It has developed more than 500 different formulations (> 2Billion doses annually) of anti-viral, cardiovascular, anti-diabetic, anti-infective, CNS and dermatology products. Besides large volume manufacturing it offers research capabilities in chemical synthesis, analytical methods development, process optimization and formulation development that are dedicated to accelerating the pharmaceutical development projects of its research partners.

○	Mateon Therapeutics is an immuno-oncology company (OTC: MATN) dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer and COVID-19.

AREAS OF COLLABORATION

The said Memorandum of Understanding lists the responsibilities of each party and any sub-contractors for either. It is understood that any such agreement is subject to our mutual consensus on terms and entering into by Mateon and Windlas of a definitive agreement (DA). The subject of this collaboration is limited to Artemisinin based products (herbal supplements and or future medicinal products).

OVERVIEW

Mateon and Windlas wish to collaborate on formulation development, manufacturing, clinical research, commercialization and distribution of Artemisinin as a herbal supplement (or medicinal drug in future) for use as an anti-viral (including for COVID-19 patients) in a humanitarian effort for India. The collaboration is driven by the parties’ desire to expedite the treatment and prevention of COVID-19. Mateon demonstrated potent anti-viral activity of the supplement versus SARS-CoV-2 based on in-vitro testing of medical grade Artemisinin. Windlas has the required experience in developing cGMP compliant dosage forms of herbal supplements, nutraceuticals, AYUSH products and allopathic medicines. Mateon will provide technical support Windlas to seek government approval of the herbal supplement in India with a clinical trial to demonstrate the efficacy of Artemisinin as a therapy. Mateon recognizes Windlas’s formulation development, manufacturing and distribution capabilities India which will be required for getting this Ayurvedic herb to as broad a population as possible.

MATEON OBLIGATIONS AND RESPONSIBILITIES

Mateon will:

●	Engage Windlas to sponsor and conduct the study in India.
●	Will pay a management & services Fee to Windlas at enclosed schedule (Exhibit A) for the work in exchange for access to the formulation development data of Windlas and the clinical trial data for the trial conducted in India.
●	Collaborate with Windlas and its CRO on final protocol submission to the Ethical Committees.

●	Review submission dossier to the EC’s for completion.
●	Provide scientific and operational oversight for the study.
●	Provide in-vitro testing protocol to Windlas for the product.
●	Work with Windlas on a joint press release upon EC approval for international publication.
●	Collaborate with Windlas on publishing study in reputable scientific journals.

Windlas OBLIGATIONS AND RESPONSIBILITIES

Windlas will (at its own cost):

●	Sponsor and conduct the study in India by engaging a local CRO.
●	Develop the formulation as per the applicable GMP guidelines.
●	Manufacture the Clinical Trial Material (CTM) batches.
●	Secure the necessary approvals from Indian government for the clinical study including regulatory documents, dossiers for Ethical Committees, manufacturing licenses etc.
●	Supervise the CRO to ensure timelines and audit CRO to ensure data quality.
●	Advise Mateon on all aspects of the clinical trial in the course of the study.
●	Provide Mateon any data required on the GMP manufacturing process for the product.
●	Provide Mateon with relevant data from the study.
●	Provide Mateon with GMP manufactured product for distribution worldwide.
●	Collaborate with Mateon on publishing study in reputable scientific journals.
●	Work with Mateon for a joint press release upon EC approval for international publication

RIGHTS and OBLIGATIONS FOR BOTH COMPANIES

●	Mateon shall retain exclusive rights to market Artemisinin worldwide on its own or its sublicensees except for India wherein Windlas shall have the exclusive marketing rights.
●	Windlas shall retain exclusive right to manufacture Artemisinin product (or its future herbal or allopathic variants) at its own or subcontracted sites and supply to Mateon’s (or its other marketing partners’) worldwide market excluding North America and China (and its territories including Hong Kong, Macaw, and Taiwan). The pricing of supply shall be negotiated under good faith at arms-length based on CMO industry standards.
●	Both companies will collaborate on an expanded trial in India.
●	Both companies will collaborate on a humanitarian effort for distribution to address the pandemic

CONFIDENTIALITY

Each Party undertakes to observe the confidentiality and secrecy of documents, information and other data received from, or supplied to, the other Party during the period of the implementation of this Memorandum of Understanding or any other agreements made pursuant to this Memorandum of Understanding;

Both Parties agree that the provisions of this Article shall continue to be binding between the Parties notwithstanding the termination of this Memorandum of Understanding.

SUSPENSION

Each Party reserves the right for reasons of national security, national interest, public order or public health to suspend temporarily, either in whole or in part, the implementation of this Memorandum of Understanding. The suspension shall take effect immediately after notification has been given to the other Party through written communication.

REVISION, MODIFICATION AND AMENDMENT

Either Party may request in writing a revision, modification or amendment of all or any part of this Memorandum of Understanding;

Any revision, modification or amendment agreed to by the Parties shall be in writing and shall form part of this Memorandum of Understanding.

Such revision, modification or amendment shall come into force on such date as may be determined by the Parties; and

Any revision, modification or amendment shall not prejudice the rights and obligations arising from or based on this Memorandum of Understanding prior or up to the date of such revision, modification or amendment.

ENTRY INTO FORCE, DURATION AND TERMINATION

This Memorandum of Understanding shall come into force on the date of signing and shall remain in force until the execution of a definitive agreement.

Notwithstanding anything in this Article, either Party may terminate this Memorandum of Understanding by notifying the other Party of its intention to terminate this Memorandum of Understanding by a notice in writing, at least 1 month prior to its intention to do so; and

The suspension or termination of this Memorandum of Understanding shall not affect the implementation of on-going activities and/or programmes which have been agreed upon before the date of the termination of this Memorandum of Understanding.

ARRANGEMENT BETWEEN THE PARTIES

For the avoidance of doubt, the relationship of the parties under this Memorandum is not one of legal partnership, joint venture or agency.

The parties do not intend this Memorandum to be legally binding. However, the parties may enter into such legally binding agreements which will be separately negotiated and agreed in the future by both the parties in writing.

IN WITNESS WHEREOF the undersigned, being duly authorized thereto by their respective Organisations, have signed this Memorandum of Understanding.

Mateon Therapeutics Inc.	Windlas Biotech Private Limited

/s/ Vuong Trieu/	/s/ Hitesh Windlass/
Date: Sept 1, 2020	Date: Sep 1, 2020
Name: Vuong Trieu	Name: Hitesh Windlass
Representative	Representative
Position: Chief Executive Officer	Position: Managing Director
Address: 29397 Agoura Rd Ste 107 Agoura Hills, CA, 91301-2542, USA	Address: Windlas Biotech Private Limited. 705-706 Vatika Professional Point, Gurgaon, HR 122001, India
Telephone: +1 (858) 204-7407	Telephone: +91 124 282 1030
E-mail: vtrieu@oncotelic.com	E-mail: hitesh@windlasbiotech.com
Website: www.mateon.com	Website: www.windlas.com

EXHIBIT A FEE SCHEDULE

FINANCIAL DETAILS (to be finalized in the CTA between Windlas and CRO)

Professional Fee Charges	Amount in INR
Technical and advisory services	68,31,000
Insurance costs	5,50,000
Local taxes @ 18%	13,28,580
Any incidental costs approved by both parties (to be added in relevant milestone)
Total Amount:	87,09,850

STUDY TIMELINES AND PAYMENT MILESTONE

Sr. No.	Milestone Payment for Professional Fee	Amount in INR
1.	On Signing Contract	22,61,116
2.	After 1st EC approval	16,12,116
3.	After 2 sites initiated for clinical trial	8,06,058
4.	50 % of Recruitment Over in Clinical trial	12,09,087
5.	100 % of Recruitment Over	8,06,058
6.	Database Lock	8,06,058
7.	Clinical Study Report + any incidental amount	12,09,087
	Total	87,09,850	*

●	Incidental amount if any approved by both parties to be added in relevant milestone.